Exhibit 10.2

** Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Act of 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of the close of business on March 31, 2007 (the “Effective Date”) by and among:

New Horizons Computer Learning Center of Chicago, Inc., a Delaware corporation (“Seller”) and New Horizons Worldwide, Inc. (“Parent”), on the one hand;

and NH Chicago, LLC, a Michigan limited liability company (“Buyer”), and M&J L.L.C., a Michigan limited liability company (“M&J”) that is an Affiliate of Buyer, on the other hand.

Seller and Buyer are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, substantially all of Seller’s assets related to Seller’s computer training business located in Chicago, Illinois (the “Business”); and

WHEREAS, concurrent with the transactions described in this Agreement, Buyer desires to become a franchisee of New Horizons Franchising Group, Inc. (“Franchisor”) in Chicago, Illinois, it being understood that Franchisor is an Affiliate of Seller.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

Section 1          Certain Definitions

As used in this Agreement the following terms shall have the following respective meanings:

“Accounting Employees” shall have the meaning set forth in Section 5.7.

“Accounts Payable” shall mean all of Seller’s trade accounts payable (including all trade accounts payable with respect to goods and services received by Seller but for which invoices have not yet been received by Seller) that arise from the conduct of the Business and relate to the period prior to the Closing.

“Accounts Payable Aging” shall mean a report prepared by Seller showing the aging of the Non-Current Accounts Payable of Seller as of the Effective Date.

“Action” shall mean any action, suit, complaint, charge, hearing, arbitration, inquiry, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel.

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls,

or is controlled by, or is under common control with, such first Person.  As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement and shall include, without limitation, the Assignment and Assumption Agreement, the Assignment of Lease, the Bill of Sale, and the Franchisor Consent.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(F).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.1(B).

“Assumed Liabilities” shall have the meaning set forth in Section 3.4.

“Bill of Sale” shall have the meaning set forth in Section 4.2(A)(3).

“Bryn Mawr Lease” shall have the meaning set forth in Section 2.1(A).

“Business” shall have the meaning set forth in the first recital hereof.

“Buyer” shall have the meaning set forth in the preamble hereto.

“Buyer Indemnified Party” shall have the meaning set forth in Section 8.2.

“Cap” shall have the meaning set forth in Section 8.4.

“Cash” shall mean all cash, time deposits, certificates of deposit, marketable securities, short-term investments and other cash equivalents of Seller.

“Cash Payment” shall have the meaning set forth in Section 3.1(A).

“Claim” means (i) any right to payment, whether or not such right is reduced to judgment, liquidated, fixed, contingent, unmatured, disputed, legal, equitable, or secured and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

“Cleveland Agreement” shall mean that certain Asset Purchase Agreement dated of even date herewith between, inter alia, New Horizons Computer Learning Center of Cleveland, Ltd., L.L.C. and Cleveland Buyer.

“Cleveland Buyer” shall mean NH Cleveland, LLC, a Michigan limited liability company.

“Cleveland Seller” shall mean New Horizons Computer Learning Center of Cleveland, Ltd., L.L.C.

“Closing” shall have the meaning set forth in Section 4.1.

“Closing Balance Sheet” shall have the meaning set forth in Section 3.2(A).

“Closing Financial Data” shall have the meaning set forth in Section 3.2(A).

“Closing Working Capital” shall have the meaning set forth in Section 3.2(A).

“CMS” shall have the meaning set forth in Section 5.7(B).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Contracts” shall mean all existing instruments, contracts, agreements, arrangements, understandings and commitments, whether written or oral, of Seller or its Affiliates related to or arising from the conduct of the Business.

“Customer Contracts” shall have the meaning set forth in Section 2.1(F).

“Current Accounts Payable” shall have the meaning set forth in Section 3.4(A)(1).

“Deposits” shall  have the meaning set forth in Section 2.1(C).

“Dispute” shall have the meaning set forth in Section 9.9(A).

“Effective Date” shall have the meaning set forth in the preamble hereto.

“Employee Benefit Plans” shall have the meaning set forth in Section 6.15(B).

“Environmental Law” shall mean any currently applicable local, state or federal statute or any rule, regulation, code, or ordinance issued or promulgated thereunder, that relates to the operations of the Business and/or the use of the Leased Premises, concerning protection of human health, safety, or the environment or that regulates, restricts or governs the use, storage, disposition or release of Hazardous Materials.

“Equipment” shall have the meaning set forth in Section 2.1(B).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Expiration Date” shall have the meaning set forth in Section 5.7(B).

“Facilities Lease” shall have the meaning set forth in Section 2.1(A).

“Final Closing Working Capital” shall have the meaning set forth in Section 3.2(C).

“Final Purchase Price” shall have the meaning set forth in Section 3.2(E).

“Financial Statements” shall have the meaning set forth in Section 6.7(A).

“Franchise Agreement” shall have the meaning set forth in Section 4.5(B).

“Franchisor Consent” shall have the meaning set forth in Section 4.2(A)(7).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Goodwill” shall have the meaning set forth in Section 2.1(C).

“Governmental Authority” means any United States federal, state or local or any foreign government, governmental regulatory or administrative authority, agency, commission, department, board, bureau, or instrumentality or any court, tribunal or judicial or arbitral body.

“Governmental Permits” shall have the meaning set forth in Section 2.1(C).

“Hazardous Materials” shall mean any substance that is designated as a “hazardous substance”, “hazardous waste”, “hazardous material”, “toxic substance”, “toxic pollutant”, “contaminant”, “pollutant”, or words of similar import under any Environmental Law.

“Indemnified Party” shall have the meaning set forth in Section 8.3(A).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(A).

“Initial Franchise Fee” shall have the meaning set forth in Section 4.3(A).

“Initial Working Capital” shall mean the sum of $72,152, which the Parties agree was the amount of Seller’s Working Capital as of February 28, 2007 (after the add back of the March 2007 rent which was inadvertently posted to the February 2007 accounts payable).

“Intangible Personal Property” shall have the meaning set forth in Section 2.1(C).

“Intellectual Property” shall mean all patents, patent rights, trade names, trade marks, trade mark registrations, service marks, service mark registrations, copyrights, inventions, trade secrets, databases, data collections, know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, software, software code (in any form, including source code and executable or object code), web sites, works of authorship, and other similar rights (including other unpatented and/or unpatentable proprietary or confidential information systems or procedures), applications for any of the foregoing, and licenses therefor, in each case presently used or held for use by Seller in the Business.

“Inventory” shall have the meaning set forth in Section 2.l(B).

“IRS” shall mean the United States Internal Revenue Service.

“ISBE” shall have the meaning set forth in Section 4.5(c).

“Knowledge” and words of similar import shall mean such facts or other matters of which the referenced Person is aware or which such Person could be expected to discover or otherwise become aware of after having made due inquiry and reasonable investigation of the appropriate Persons having responsibility for such matters or having access to the relevant information.  A Person that is an entity shall be deemed to have Knowledge of a particular fact or matter if any individual who is serving as a director, officer, management level employee, manager, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“LaSalle Lease” shall have the meaning set forth in Section 5.7(C).

“Leased Premises” shall have the meaning set forth in Section 2.1(A).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including, without limitation, any liability for Taxes.

“Liens” shall have the meaning set forth in Section 4.2(A).

“Losses” shall mean any loss, cost, Liability, lost profits, diminution of value, damage (including consequential damages), penalty, fine, judgment, Claim or expense (including reasonable attorneys’ fees).

“Most Recent Financial Statements” shall have the meaning set forth in Section 6.7(A).

“Neutral Auditors” shall have the meaning set forth in Section 3.2(C).

“Non-Current Accounts Payable” shall have the meaning set forth in Section 3.4(A)(2).

“Order” means any decree, order, injunction, rule, judgment, consent of or by any court or Governmental Authority.

“Ordinary Course” shall mean the ordinary course of Seller’s conduct of the Business consistent with past practice.

“Permitted Liens” shall have the meaning set forth in Section 4.2(A).

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.

“Prepayments” shall have the meaning set forth in Section 2.1(C).

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Records” shall have the meaning set forth in Section 2.1(G).

“Receivables” shall have the meaning set forth in Section 2.1(E).

“Resolution Period” shall have the meaning set forth in Section 3.2(B).

“Retained Assets” shall have the meaning set forth in Section 2.2.

“Retained Liabilities” shall have the meaning set forth in Section 3.4(B).

“Returns” shall mean returns, reports, statements, notices, forms or other documents or information required to be filed with any U.S. Taxing Authority or foreign taxing authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Royalty Credit” shall have the meaning set forth in Section 4.5(B).

“Royalty Payments” shall have the meaning set forth in Section 3.2(D).

“Seller” shall have the meaning set forth in the preamble hereto.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.1(A).

“Software” shall have the meaning set forth in Section 2.1(D).

“Tangible Personal Property” shall have the meaning set forth in Section 2.1(B).

“Taxes” shall mean all taxes, charges, fees, levies, impositions, or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, transfer, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.

“Third Party Claim” shall have the meaning set forth in Section 8.3(B).

“Training Obligations” shall have the meaning set forth in Section 3.4(A)(3).

“Vehicles” shall have the meaning set forth in Section 2.1(B).

“WARN Act” shall have the meaning set forth in Section 3.4(B)(3).

“Working Capital” shall mean (a) the book value of the following current assets of Seller that comprise a part of the Purchased Assets: trade accounts receivable (less A/R Control-Contra, A/R-Suspense, A/R-CES Suspense, A/R Co-Owned Suspense, Reserve for Futures, Reserves for Subsequent CM, and Allowance for Doubtful Accounts), A/R-ELS, A/R-COL to COL and total inventory (less Inventory-Reserve), less (b) the book value of the following current liabilities of Seller that comprise a part of the Assumed Liabilities: accounts payable outstanding less than 31 days from the date of invoice, Customer Deposits, Payable to Other Franchisees and Refund Reserve Liability, all as determined in accordance with GAAP.  The calculation of Working Capital shall be made in a manner consistent with the calculation shown in Exhibit E attached hereto.

“Working Capital Adjustment” shall have the meaning set forth in Section 3.2(D).

“Working Capital Deficiency” shall have the meaning set forth in Section 3.2(D).

“Working Capital Surplus” shall have the meaning set forth in Section 3.2(D).

Section 2               Purchase and Sale of Assets; Excluded Assets

2.1           Purchased Assets.  Pursuant to the terms and subject to the conditions set forth in this Agreement, on the Effective Date, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s right, title and interest in all of the properties, assets and rights owned, used, acquired for use, or arising or existing in connection with the Business wherever located, whether tangible or intangible, and whether or not recorded on Seller’s books and records, except for and excluding solely the Retained Assets provided for in Section 2.2 below (all the foregoing being collectively referred to as the “Purchased Assets”).  The Purchased Assets shall include, but not be limited to, the following:

(A)          All rights of Seller under its occupancy lease (the “Facilities Lease”) covering the facilities (the “Leased Premises”) at 8550 Bryn Mawr, Suite 400, Chicago, Illinois (the “Bryn Mawr Lease”), a true and complete copy of the Facilities Lease, as amended to date, being included at Schedule 2.1(A) attached hereto;

(B)           All of Seller’s (x) vehicles used in connection with the conduct of the Business (“Vehicles”), (y) furniture, furnishings, fixtures, equipment, machinery, trade fixtures, leasehold improvements, computers, computer discs, telephone systems and security systems (“Equipment”), and (z) supplies, training and course materials, computer training kits and manuals, catalogs, advertising copy and other properties of a similar type used or held for use in the conduct of the Business (“Inventory” and, together with the Vehicles and Equipment, whether owned or leased, the “Tangible Personal Property”), a listing of all of which is included at Schedule 2.1(B) attached hereto (which Schedule indicates whether the Vehicles and Equipment are owned or leased and, if leased, includes a true and complete copy of the lease or other agreement(s) governing the same, as amended to date);

(C)           All of Seller’s (u) telephone and facsimile numbers, post office boxes, e-mail addresses, websites, Internet domain names, trade names and assumed names relating to the Business, (v) permits and other governmental authorizations pertaining to the Business (“Governmental Permits”), to the extent such authorizations may legally be assigned, (w) goodwill with customers, vendors or prospective customers, and all customer lists, relating to the conduct of the Business (“Goodwill”), (x) security or similar deposits relating to the Business, but (i) such shall exclude security deposits under any lease or agreement not comprising a part of the Assigned Contracts and shall also exclude the certificate of deposit in favor of ISBE for $198,000 which relates to Seller’s consumer business, and (ii) shall exclude the security deposit  made under the Facilities Lease, (y) prepaid advertising (inclusive of yellow page advertising), prepaid expenses and other prepayments relating to the conduct of the Business (“Prepayments”), and (z) all other intangible assets relating to the Business or any of the Purchased Assets (the foregoing being collectively called the “Intangible Personal Property”), a listing of all of which is included at Schedule 2.1(C) attached hereto;

(D)          All of Seller’s software (including rights under Seller’s software licenses), including SAGE accounting software, and other software used in the conduct of the Business (“Software”), but excluding the CMS software otherwise provided for in the Franchise Agreement (as defined in Section 4.5(B)), a listing of all of such Software being included at Schedule 2.1(D) attached hereto (and, as to each, identifying whether such is owned by Seller or licensed for use by Seller and, if licensed, includes a true and complete copy of the license agreement or other agreement(s) governing the same, as amended to date, and all of Seller’s rights in and to all other Intellectual Property used in connection with the Business (except for such Intellectual Property as is licensed to Buyer pursuant to the Franchise Agreement);

(E)           All of Seller’s accounts and notes receivable, and other rights to receive payment, from customers, employees or others arising from the conduct of the Business (“Receivables”), a listing of all of which (showing, as to each, the name of the account debtor, the amount owed and an aging schedule thereof) is included at Schedule 2.1(E) attached hereto;

(F)           Except as provided in Section 2.2(E), all rights of Seller under any Contracts which relate to or arise from the operation of the Business and are accepted in writing by Buyer (“Assigned Contracts”), including any thereof with customers or prospective customers which benefit the Business from and after the Effective Date, including, but not limited to, computer training center agreements and, further, including all rights to receive payment from customers for services to be performed and invoiced after the Effective Date (“Customer Contracts”), including without limitation the right to payment with regard to coupon sales and redemptions, PC Club sales, corporate technical club sales or applications, and future training classes, a listing of all of which Assigned Contracts is included at Schedule 2.1(F) attached hereto; and

(G)           Seller’s books and records, books of account, personnel files and records for those employees of Seller who become employees of Buyer, files, invoices, accounting records, and correspondence relating to any of the Business, the Purchased Assets or the Assumed Liabilities (“Records”).

2.2           Retained Assets.  Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following (the “Retained Assets”):

(A)          Any Customer Contracts between Seller’s Affiliate and third party customers for the delivery of training managed through the Enterprise Learning Solutions department of Seller’s Affiliate, provided that Buyer shall be entitled to deliver training in its capacity as a New Horizons franchisee and shall be deemed the “selling center” which shall entitle Buyer to receive customary revenue sharing offered by the Enterprise Learning Solutions department of Seller’s Affiliate;

(B)           Seller’s Cash;

(C)           Seller’s rights under this Agreement;

(D)          Seller’s corporate minute books, stock records and tax returns or other similar corporate books and records relating to the Business, to any of the Retained Assets, to any Retained Liability, or to the negotiation and consummation of the transactions provided for in this Agreement, and those Records, if any, originals of which Seller is required to maintain under applicable law;

(E)           Seller’s rights arising under any Contracts which are not an Assigned Contract;

(F)           Any rights of Seller relating to its conduct of the Business which arise from or are related to services previously provided by the regional office of Seller’s affiliate (such as accounting, payroll, legal or other similar services, except as otherwise expressly provided herein); and.

(G)           Any assets owned by any of Seller’s Affiliates, none of which is physically located at the Leased Premises nor used in the conduct of the Business.

2.3           Non-Transferability of Certain Contracts.  Nothing in this Agreement shall be construed as an attempt to assign any Contract intended to be an Assigned Contract included in the Purchased Assets that is by its terms or law non-assignable without the consent of the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement.  Seller shall use commercially reasonable efforts to obtain the consent of any third party to the assignment to Buyer of any Assigned Contract for which such consent is required.  In the event (a) an Assigned Contract either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) Seller has not obtained the necessary consents to assignment from all parties to any Assigned Contract prior to the Effective Date, or (c) direct assumption of any Assigned Contract is not practical, Buyer shall fulfill such Assigned Contract and shall assume the obligations and liabilities of such Assigned Contract accruing after the Closing for and on behalf of Seller but for the account of Buyer and Seller shall cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Assigned Contracts accruing after the Closing including the enforcement for the benefit and at the expense of Buyer of any rights comparable to the rights previously enjoyed by Seller in connection with such Assigned Contracts.

Section 3               Purchase Price

3.1           Closing Payment.  In consideration for the transfer of the Purchased Assets, Buyer shall pay to Seller the following amounts (the “Purchase Price”):

(A)          Cash Payment.  Subject to the provisions of Section 3.2 below, on April 2, 2007, Buyer shall pay to Seller the sum of Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) (the “Cash Payment”) in the form of a wire transfer to an account of Seller designated in writing by Seller; provided, however, the Cash Payment shall be reduced by the amount of the Non-Current Accounts Payable of Seller assumed by Buyer pursuant to Section 3.4(A)(2); and

(B)           Assumption of Liabilities.  Upon the Effective Date, Buyer shall execute and deliver an agreement (the “Assignment and Assumption Agreement”) in form and content as provided for in Section 4.2(A)(1) obligating Buyer to assume Seller’s obligations with regard to the Assumed Liabilities as defined in Section 3.4(A) below.

3.2           Purchase Price Adjustment.

(A)          As soon as practicable, but in no event later than thirty (30) days following the Closing, Seller shall prepare a balance sheet of the Business as of the Closing (the “Closing Balance Sheet”) and a calculation of the Working Capital of the Business as of the Closing based on the Closing Balance Sheet (the “Closing Working Capital” and, together with the Closing Balance Sheet, the “Closing Financial Data”).  The Closing Balance Sheet shall be prepared in accordance with GAAP, consistently applied with the manner in which Seller’s Most Recent Financial Statements were prepared.

(B)           Seller shall deliver a copy of the Closing Financial Data to Buyer promptly after it has been prepared.  After receipt of the Closing Financial Data, Buyer shall have fifteen (15) days to review the Closing Financial Data.  Buyer and its authorized representatives shall have reasonable access during normal business hours to all relevant books and records of Seller to the extent required to complete their review of the Closing Financial Data.  Unless Buyer delivers written notice to Seller on or prior to the thirtieth (30th) day after Buyer’s receipt of the Closing Financial Data specifying in reasonable detail the amount, nature and basis of all disputed items, Buyer shall be deemed to have accepted and agreed to the calculation of the Closing Working Capital.  If Buyer timely notifies Seller of its objection to the calculation of the Closing Working Capital as described above, Seller and Buyer shall, within thirty (30) days (or such longer period as the Parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.

(C)           If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to a firm of nationally recognized independent certified public accountants (the “Neutral Auditors”) selected by Seller and Buyer within ten (10) days after the expiration of the Resolution Period.  If Seller and Buyer are unable to agree on the Neutral Auditors, then each of Seller and Buyer shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditors, which Neutral Auditors shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within the past two years.  Each of Seller and Buyer agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally between Seller and Buyer. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 3.2 and the presentations by Seller and Buyer only those issues still in dispute.  The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be deemed a final, binding and conclusive arbitration award.  A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination.  The term “Final Closing Working Capital” shall mean the definitive Closing Working Capital agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 3.2(B) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 3.2(C) (in addition to those items theretofore agreed to by Seller and Buyer).

(D)          Seller, Parent and Franchisor expressly agree that, subject to adjustment as provided in the last sentence of this Section 3.2(D), Buyer and Cleveland Buyer shall be entitled to a credit in the aggregate amount of $126,120 (the “Royalty Credit”) against any royalty or other payments (“Royalty Payments”) coming due by Buyer under the Franchise Agreement or Cleveland Buyer under its franchise agreement.  The Royalty Credit shall be applied against Royalty Payments of Buyer and Cleveland Buyer first coming due after the Effective Date at the aggregate rate of $10,000 per month.

In addition to the Royalty Credit, if the Final Closing Working Capital is less than the Initial Working Capital by more than $7,500, then the amount of such deficiency (the “Working Capital Deficiency”) shall be set off against the Royalty Payments as follows:

(i)            If the sum (the “Working Capital Adjustment”) of (a) the Working Capital Deficiency under this Agreement, plus (b) the Working Capital Deficiency or less the Working Capital Surplus under the Cleveland Agreement, as applicable, is greater than $53,880 (such that the total credit against the Royalty Payments, consisting of the $126,120 Royalty Credit plus the $53,880 or greater Working Capital Adjustment, is greater than $180,000), then the amount of the Working Capital Adjustment shall be set off by Buyer and/or its Affiliates:

(1)           against the Royalty Payments coming due over the six (6) month period immediately following the first anniversary of the Effective Date at the rate of $10,000 per month, plus

(2)           with respect to the amount of the Working Capital Adjustment in excess of $53,880, at the rate of an additional $10,000 per month, commencing with the first month following the date of determination of the Working Capital Adjustment, and continuing until such excess amount of the Working Capital Adjustment is exhausted; and

(ii)           If the Working Capital Adjustment is less than or equal to $53,880, then such amount shall be set off by Buyer and/or its Affiliates against the Royalty Payments coming due immediately following the first anniversary of the Effective Date at the rate of $10,000 per month.

If the Final Closing Working Capital is greater than the Initial Working Capital by more than $7,500 (the “Working Capital Surplus”), then the amount of such Working Capital Surplus shall reduce the Royalty Credit.

(E)           The Cash Payment, as adjusted pursuant to this Section 3.2, plus the amount of the Assumed Liabilities assumed by Buyer pursuant to Section 3.4 is referred to herein as the “Final Purchase Price.”

3.3           Purchase Price Allocation.  Buyer and Seller agree to allocate the Final Purchase Price as follows: first, to the current assets comprising a part of the Purchased Assets at their respective book values as determined in the Final Closing Working Capital; second, to the fixed assets comprising a part of the Purchased Assets at their respective book values as determined in the Closing Balance Sheet; [******************************************************].  For purposes of all Taxes, the Parties agree to report the transactions contemplated in this Agreement in a manner consistent with this Section 3.3 and the allocation to be so agreed upon and none of them will take any position inconsistent therewith in any Returns, in any refund claim, in any litigation, or otherwise.  Each Party agrees to notify the other if any taxing authority proposes to reallocate the Final Purchase Price.  Seller and Buyer shall cooperate in good faith in the joint preparation of IRS Form 8594 on a basis consistent with the allocation of the Final Purchase Price in accordance with this Section 3.3.

3.4           Assumed and Retained Liabilities.

(A)          Assumed Liabilities.  The following shall constitute, and are herein together referred to as, the “Assumed Liabilities”:

(1)           the Accounts Payable that, as of the Effective Date, are outstanding [********************** ******************************], all accrued expenses of Seller and all other current liabilities of Seller, in each case solely to the extent included in the calculation of the Final Closing Working Capital;

(2)           the Accounts Payable of Seller that, as of the Effective Date, are outstanding [************** *************************************************] but only to the extent included in the reduction to the Cash Purchase Price as provided in Section 3.1 (A);[********************************************************************** *********************************************************************************************************** ********************************************************************************************************** *****************************************];

(3)           Subject to the provisions set forth in Section 4.3(D), Seller’s obligations to all individual and corporate customers to provide training which has been purchased by such customers prior to the Effective Date but not yet delivered as of the Effective Date (the “Training Obligations”), which Training Obligations are listed in Schedule 3.4(A)(3) attached hereto;

(4)           Any obligation for cash refunds to customers in respect to any prepaid training;

(5)           Any obligation to pay for training provided by any other franchisee or Affiliate of the Franchisor in respect to national training coupons sold by Seller, except to the extent such constitutes a Retained Liability under Section 3.4(B)(5)(e); and

(6)           all liabilities and obligations of Seller (other than liabilities or obligations arising out of any breach or default by Seller prior to the Closing) under the Assigned Contracts that are assigned to Buyer pursuant to Section 2.1 or under which the full benefits are provided to Buyer by Seller pursuant to Section 2.3, and which were incurred or otherwise first arise from and after the Closing; provided that, notwithstanding anything to the contrary, Buyer does not assume, and shall not be responsible for, any Liabilities which arise from (i) defaults thereunder or breaches thereof on or prior to the Closing; or (ii) events occurring on or prior to the Closing, which, after notice or lapse of time or both, would constitute a default or breach, in each case whether or not a claim for such default or breach is made prior to or following the Closing.

(B)           Retained Liabilities.  Buyer shall not be obligated to pay, perform or abide by, and Seller shall retain exclusive responsibility for, any Liabilities, debts, obligations, undertakings or commitments of Seller (the “Retained Liabilities”), other than the Assumed Liabilities.  The Retained Liabilities shall include, but not be limited to, the following:

(1)           Any Tax imposed by or payable to any Governmental Authority with respect to any period ending on or prior to the Effective Date;

(2)           Any Liability or obligation accruing, arising out of or relating to any fact or circumstance which occurred on or prior to the Effective Date in respect to (a) Liabilities and obligations to employees of Seller, including those for accident, disability, health (including unfunded medical liabilities) and worker’s compensation insurance or benefits, and all other Liabilities and obligations to employees arising from facts or circumstances which occurred on or prior to the Effective Date, (b) any Employee Benefit Plan or any other employee benefit arrangement or commitment which is or has been maintained or contributed to by Seller, (c) any portion of any bonuses earned or accrued upon the basis of any events occurring on or prior to the Effective Date, (d) any accrued vacation benefits, (e) any obligation to reimburse any employee for expenses incurred on or prior to the Effective Date, or (f) any obligation to pay sales commissions to employees on account of sales made on or prior to the Effective Date and with respect to which sales Seller has received payment on or prior to the Effective Date;

(3)           Liabilities and obligations arising from or relating to claims or Liabilities for benefits or pay under any severance arrangement of or binding upon Seller, including those related to any alleged wrongful termination of employment solely as a result of the transactions contemplated hereby including Workers Adjustment Retraining and Notification Act (the “WARN Act”) liabilities and obligations;

(4)           Any Liability or obligation which, absent this provision, comprises a part of the Assumed Liabilities but which is covered by any insurance policy maintained by Seller or any of Seller’s Affiliates (but, then, only to the extent of such insurance coverage and the amount of any deductible or self-insured retention);

(5)           Any (a) inter-company charges or amounts due to Parent or any Affiliate of Seller or Parent, (b) claims relating to inter-franchise payment obligations which are based on the non-payment of amounts owing any other franchisee of the Franchisor, except to the extent that amounts therefor are included in the calculation of the Final Closing Working Capital, (c) amounts due for borrowed money, (d) obligations arising under any agreement, instrument or other contractual undertaking or commitment that is not an Assigned Contract or which is not an Assumed Liability, (e) inter-franchise obligations relating to payment for training provided by franchisees of the Franchisor other than Buyer or its Affiliates upon redemption of national training coupons sold by Seller on or prior to the Effective Date in circumstances where the same are redeemed more than one (1) year after the issuance of such coupons.

(6)           Any Accounts Payable not included in the calculation of the Final Closing Working Capital or not included in the reduction to the Cash Purchase Price as provided in Section 3.1(A);

(7)           Any (a) Liability or obligation to indemnify any director, officer, employee or agent of Seller, except with regard to indemnification obligations owed to Seller from Buyer arising under this Agreement, (b) with respect to periods ending on or prior to the Effective Date, Liability arising out of or in connection with any violation of a statute or governmental rule, regulation, directive or other requirement, and any Liability or obligation of a conditional, contingent or similar nature, or (c) Liability or obligation which arises from or is based on a claim for injury to or death of persons, or damage to or destruction of property, regardless of when asserted, but which arises from facts or circumstances which occurred on or prior to the Effective Date;

(8)           Any Liability of Seller or its Affiliates to the former owner(s) of the Business for royalty payments, deferred purchase price or other obligation including, without limitation, all liabilities under the agreement between Seller and the former owner of the Business identified in Schedule 3.4(B)(8);

(9)           The obligations of Seller, Parent or their Affiliate(s) on any guaranty of the Facilities Leases;

(10)         Any debts, Liabilities or obligations incurred by Seller, or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business prior to the Effective Date, except for (y) the Assumed Liabilities, and/or (z) the Training Obligations;

(11)         Any Liabilities or obligations which arise from or relate to any Retained Asset;

(12)         Any Liabilities and obligations relating to the operation prior to Closing of the Leased Premises or the Business or any other real property, buildings, improvements or other premises utilized by Seller or its Affiliates, including Liabilities arising from any Environmental Laws;

(13)         Any Liabilities and obligations of Seller to any of its Affiliates or to any of Seller’s or its Affiliates’ past or present directors, officers or stockholders; and

(14)         Except for the Assumed Liabilities, all other Liabilities and obligations of Seller or related to the operation of the Business prior to Closing.

Section 4          Closing

4.1           Closing.  The consummation of the transactions provided for in this Agreement (the “Closing”) has been held on, and shall be effective as of the close of business on,  the Effective Date.

4.2           Acts of Seller and Parent.  At the Closing, Seller and Parent have taken such actions and executed and delivered, or caused to be executed and delivered, to Buyer such certificates, instruments and documents, as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such actions and materials include, but are not limited to, the following:

(A)          Conveyance Documentation.  Seller has executed and delivered to Buyer or shall execute and deliver to Buyer (with such acknowledgments required by the circumstances) documents of conveyance which are required to convey to Buyer the Purchased Assets free and clear of all restrictions or conditions to sale, conveyance or transfer and free and clear of all liens, mortgages, pledges, encumbrances, charges, claims, security interests, Taxes, conditions or restrictions of any nature or description whatsoever, whether secured or unsecured, choate or inchoate, fixed or contingent, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, known or unknown (“Liens”) (other than those specifically identified on Schedule 4.2(A) hereto, the “Permitted Liens”) and consistent with the other requirements of this Agreement.  Except as otherwise expressly provided in this Agreement, the Purchased Assets are being sold “as is, where is” without any express or implied warranties whatsoever.  Without limiting the generality of the foregoing, the documents of conveyance shall include the following:

(1)           An assignment and assumption agreement (“Assignment and Assumption Agreement”) in form and content substantially as shown on Exhibit A attached hereto pursuant to which, among other things, Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by any Assigned Contracts (other than the Facilities Leases);

(2)           An assignment and assumption agreement (“Assignment of Lease”) in form and content substantially as shown on Exhibit B attached hereto pursuant to which, among other things, Seller conveys and assigns to Buyer all right, title and interest of Seller arising under, provided for in, or governed by the Bryn Mawr Lease (included herewith at Exhibit B-1); and, therewith, Seller shall deliver a Consent to Assignment Agreement signed by the landlord named in the Bryn Mawr Lease or other Person whose approval or consent is required in connection therewith in such form as is mutually agreed by the Parties;

(3)           A bill of sale (“Bill of Sale”) in form and content substantially as shown on Exhibit C attached hereto and conveying to Buyer all of the Purchased Assets (other than as provided for in the Assignment and Assumption Agreement, the Assignment of Lease, or in any document of title provided for in Section 4.2(A)(4) below;

(4)           An endorsement and delivery of certificates of title required to effectuate the transfer to Buyer of any Vehicles or other Equipment, and any instruments the endorsement and delivery of which is required to effectuate transfer to Buyer;

(5)           The written consent to assignment (in form and substance reasonably satisfactory to Buyer) of third Persons whose approval of any conveyance contemplated herein is required in order to comply with the requirements of any agreement or legal requirement binding on Seller, Parent or their Affiliates.

(6)           The written consent of Franchisor (the “Franchisor Consent”) to Buyer’s and its Affiliates’ right to setoff or recoup the amount of any of Seller’s and/or Parent’s indemnification obligations under Section 8.2 hereof against any payments that become due under their respective franchise agreements with Franchisor, dated the Effective Date, in form and content substantially as shown on Exhibit D attached hereto.

(7)           Evidence reasonably satisfactory to Buyer of the change of Seller’s name to a name dissimilar to New Horizons Computer Learning Center of Chicago, Inc.

(8)           Consents to the transactions contemplated by this Agreement and discharge(s) of all Liens on any of the Purchased Assets by each of the senior lenders to Seller; and

(9)           Any other documents and instruments required by this Agreement or reasonably requested by Buyer to effect or evidence the transactions contemplated by this Agreement.

(B)           Delivery of Possession.  Seller has delivered or will deliver to Buyer, or cause to be delivered to Buyer, physical possession of all Records, the originals of all Assigned Contracts, and other tangible properties comprising any part of the Purchased Assets, and all keys, combinations and other mechanisms for controlling access to the Leased Premises and to any lock box or other repository to which Receivables or other correspondence of Seller is routinely received.

(C)           Receivables.  Seller maintains with Wells Fargo Bank (the “Custodial Bank”) administrative arrangements regarding the collection of Receivables.  Such arrangement provides for a lock box arrangement with all items of payment delivered thereto.  At the Closing, Seller will deliver, or cause to be delivered, to the Custodial Bank a writing which cancels the account/lock box arrangement and irrevocably instructs the Custodial Bank to remit directly to Buyer all correspondence, items of payment and other materials received by it pursuant to any arrangements maintained with Seller.  To the extent that Seller shall, from and after the Effective Date, receive any items of payment or be credited with any items of payment in respect to any Receivables, Seller will hold such items in trust for Buyer and promptly remit such items of payment to Buyer in the form received and pay to Buyer any amounts so credited to Seller.

(D)          Closing Certificates.  Seller and Parent will cause the Franchisor to execute and deliver to Buyer a certificate, dated as of the Effective Date, and to the effect that the execution of the Franchise Agreement with Franchisor shall comply with federal and state law regarding the sale of franchises in the State of Illinois.

(E)           Secretary’s Certificate; Resolutions.  The secretary or other executive officer of Seller and Parent shall deliver to Buyer a certificate, dated as of the Effective Date, and to the effect (i) that all action required to authorize and direct Seller’s and Parent’s execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and (ii) that all such action so taken remains in effect without modification or revocation.  There shall be or is attached to such certificate a true and complete copy of the resolutions adopted by Seller’s and Parent’s governing bodies which are required in order to effectuate such actions.

(F)           Seller’s Name.  Seller agrees to and shall permit Buyer to use the name “New Horizons Computer Learning Center of Chicago” as a fictitious business name for so long as the Franchise Agreement remains in effect and, in that regard, shall (i) from time to time at or after the Closing, execute such documents and take such actions as are reasonably requested by Buyer to effectuate such result and (ii) refrain from using or permitting others to use such name or any name similar thereto in the active conduct of business.

(G)           Deliveries Regarding Receivables.  From time to time at the request of Buyer, Seller will provide Buyer with such assistance as Buyer shall reasonably request in order to enable Buyer to enjoy the benefits intended to be conveyed with regard to the Receivables (but no such request shall require the expenditure of funds by Seller).

4.3           Acts of Buyer.  At the Closing, Buyer will execute and deliver or cause to be executed and delivered to Seller such certificates, instruments and documents as are required by this Agreement or as are required to give full effect to the transactions provided for herein.  Such shall include, but not be limited to, the following:

(A)          Cash Payment.  Buyer shall pay to Seller the Cash Payment, subject to adjustment as provided for in Section 3.1(A), which shall also satisfy Buyer’s obligation to pay an initial franchise fee (the “Initial Franchise Fee”) to Franchisor in connection with the matters provided for in Section 4.5(B) below.

(B)           Assumption.  Buyer will execute and deliver, or has executed and delivered, to Seller (i) the Assignment and Assumption Agreement pursuant to which Buyer assumes the Assumed Liabilities, and (ii) the Assignment of Lease pursuant to which Buyer assumes the obligations of Seller under the Bryn Mawr Lease to the extent such obligations accrue from and after the Effective Date.

(C)           Secretary’s Certificate; Resolutions.  The secretary or other officer of Buyer has delivered or shall deliver to Seller a certificate, dated as of the Effective Date, and to the effect that all action required to authorize and direct the execution and performance of this Agreement and any other agreement or instrument of conveyance provided for herein has been taken; and that all such action so taken remains in effect without modification or revocation.  There shall be attached to such certificate a true and complete copy of the resolutions adopted by the members of Buyer authorizing such actions.

(D)          Acts Following Closing: Training Obligations.  Buyer has determined that the procedures required to be followed by ISBE which are necessary to be complied with in order for Buyer to enjoy the benefits of this Agreement are such that Buyer’s application may not be submitted nor acted upon until after the Closing hereunder.  Buyer agrees (i) to make timely application to ISBE for such permits and licenses as may be required for such purposes, (ii) upon Seller’s reasonable request to notify Seller of any progress occurring with regard thereto, and (iii) to obtain final approval of such permits and licenses from ISBE as soon as practicable after the Effective Date.

4.4           Prorations at Closing.  Except to the extent included in the calculation of the Final Closing Working Capital, any and all real property Taxes, personal property taxes, assessments, lease rentals, and other charges applicable to the Leased Premises, the Purchased Assets or the Assumed Liabilities will be prorated to the Effective Date, and such Taxes and other charges shall be allocated between the Parties by adjustment at the Closing, or as soon thereafter as the Parties may agree.  The Facilities Leases permit the landlords therein named to charge the tenant for any incremental common area or other expense items provided for in the Facilities Leases to the extent the annual costs relating thereto exceed the amounts paid by the tenant during a calendar year and, therefore, Seller will reimburse Buyer for its share of any such incremental charges imposed at the end of the year 2007 which relate to the period when Seller occupied the premises covered by the Facilities Leases.

4.5           Other Agreements.  In addition to the matters provided for elsewhere in this Agreement, at or prior to the Closing, the Parties shall additionally execute, or cause their affiliates named therein to execute, the following separate agreements:

(A)          Employment Arrangements.  Notwithstanding any restrictions to the contrary contained in this Agreement or in any other agreement contemplated hereby, Seller shall permit Buyer to offer employment to, and to employ, such Persons employed in connection with the operation of the Business as may be designated by Buyer in its sole discretion.  Buyer shall have no obligation to offer to employ or to employ any employees of Seller and, with respect to any employee of Seller to whom Buyer makes an offer of employment, Buyer shall be free to determine in its sole discretion the terms of such offer; provided, however, Buyer shall be responsible for and shall indemnify and defend Seller and Parent in accordance with Section 8 hereof against Claims brought by any employee of Seller alleging unlawful discrimination by Buyer as the basis for Buyer’s decision not to hire such employee.

(B)           Franchise Agreement.  Buyer and Franchisor (a wholly-owned direct or indirect subsidiary of Parent), shall execute a franchise agreement with a term from the Effective Date through [*****************] (the “Franchise Agreement”).  The Franchise Agreement shall be in substantially the same form as the franchise agreement between the Franchisor and M&J, Buyer’s Affiliate, for the Detroit, Michigan territory.  Seller further acknowledges and agrees that Buyer shall have the right to setoff or recoup against amounts that may become due to Buyer under this Agreement any amounts now or hereafter owing by Buyer to Franchisor or its Affiliates under the Franchise Agreement as provided in the Franchisor Consent.

(C)           Consents and Approvals.  All consents, approvals or authorizations of any governmental agency (including the Illinois State Board of Education which regulates Private Business and Vocational Schools (“ISBE”)), the landlords named in the Facilities Leases and any other person whose approval is required to assign and convey to Buyer the Assigned Contracts and any other Purchased Assets shall have been obtained on terms satisfactory to Buyer and shall be in full force and effect; and, except as contemplated in Section 4.3(D), all Permits required to allow Buyer to conduct the operations of the Business following the Effective Date shall have been assigned to Buyer by Seller or otherwise obtained by Buyer.  In connection herewith, Buyer agrees, consistent with applicable law and circumstances, to use commercially reasonable efforts to expeditiously obtain the approval of ISBE to the transfer of Seller’s applicable licenses or, if such is not assignable, to initiate and diligently undertake to obtain such ISBE approval as may be required.  Buyer agrees to provide all reasonably required information to ISBE and to pay any reasonable and customary fees associated with such approval.

Section 5          Additional Covenants and Agreements

5.1           Indemnity of M&J Regarding Guarantee of Facilities Leases.  Buyer is acquiring, by way of assignment, the leasehold interest of Seller under the Facilities Lease.  Parent is or may be a guarantor or otherwise obligated for the performance by the tenant or lessee named in the Facilities Lease, which tenant or lessee will include Buyer or its Affiliates from and after the Effective Date, and Parent may not be permitted to modify or cancel its guaranty of the Facilities Lease in connection with the assignment of the Facilities Lease.  Accordingly, Parent may remain liable on the Facilities Lease in the event Buyer is unable to perform thereunder as required in the Assignment of Lease.  In consideration of the transfers contemplated in this Agreement and the assignment of the Facilities Lease, if and for so long as Parent is a guarantor of the Facilities Lease, M&J agrees and does hereby indemnify and agree to hold Parent harmless of and from any claims made by the landlord named in the Facilities Lease based on a breach by Buyer of such Facilities Lease; provided, however, the aggregate liability of M&J hereunder in respect to the Facilities Lease shall be and is limited to the sum of [****************************].

5.2           Non-Solicitation.  Excluding persons employed by Seller in connection with the Business to whom Buyer may make offers of employment as provided for in Section 4.5(A),

except as otherwise agreed by Seller and Buyer, Buyer and Seller, on behalf of themselves and their respective Affiliates, agree not to solicit, recruit or hire any employees of the other Party, or the other Party’s Affiliates, for so long as the Franchise Agreement remains in effect or, if a shorter period of time, for six (6) months following the termination of the applicable employee’s employment with such Party or such Party’s Affiliates.

5.3           Customer Records. The Parties will maintain the confidentiality of all customer records and files in accordance with applicable federal and state laws and regulations.  On the Effective Date, Seller agrees to deliver to Buyer all original customer records and files that relate to the purchase and delivery of computer training for the Business, including the files which relate to the Training Obligations.  Seller shall retain all books and records relating to the Business that are not sold and delivered to Buyer under this Agreement.  In the event that Seller, Buyer or any of their respective Affiliates is audited by any federal, state or local entity following the Effective Date, or if any of them should otherwise need access to any of the books and records maintained by the other for any legitimate business purpose (other than any litigation or arbitration matter involving the Parties), then the Party in possession of the books and records shall provide the other Party, its Affiliates and their respective designees with reasonable access, during normal business hours, to all such books and records; provided, however, if at any time the Party in possession of the books and records determines to destroy or otherwise dispose of any such books and records, it may do so provided such Party first gives the other Party thirty (30) days advance notice and the other Party may, at its expense, arrange to pick up such books and records from the Party in possession thereof.

5.4           Further Assurances.  Each of the Parties agrees to use its commercially reasonable efforts to timely satisfy any conditions to Closing provided for herein and to assist each other in doing such things and matters as are required to consummate the transactions provided for herein.  Without limiting the generality of the foregoing, Seller and Parent agree to assist the Buyer in procuring the timely transfer of all Assigned Contracts (including licenses, authorized training center agreements, vendor contracts and Software licenses).

5.5           Announcements; Confidentiality.  The Parties (or certain of the Parties or their predecessors) have previously executed a Confidentiality Agreement in connection with the transactions contemplated herein.  As of the Effective Date, said Confidentiality Agreement shall be of no further force or effect and, instead, the Parties agree as follows:

(A)          Confidentiality Agreement.  Except to the extent of the representations and warranties provided for in this Agreement, no Party shall have any liability to the other based on any claim that the information provided by such Party pursuant to the Confidentiality Agreement was untrue, incomplete or misleading in any way.  Rather, the Parties shall be entitled to rely only upon the representations and warranties set forth or provided for in this Agreement and any agreements and instruments delivered pursuant to this Agreement.

(B)           Public Announcements.  Seller and Parent, on the one hand, and Buyer, on the other hand, will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated herein and shall not issue any such press release or make any such public statement without the approval of the others, unless counsel has advised such Party that such release or other public statement must be issued immediately and the issuing Party has not been able, despite its good faith efforts, to secure the prior approval of the other Parties.

5.6           Financial Audit Cooperation.  Buyer shall provide reasonable assistance to Seller and Parent regarding the 2006 and 2007 financial audits for Parent, which assistance shall include gathering documentation, providing requested account analysis and generally responding to inquires from Seller’s outside auditors; provided, however, Seller shall reimburse Buyer for any out-of-pocket expense incurred by Buyer in connection with the rendering of such assistance.

5.7           Transition Services.

(A)          Temporary Workspace for Accounting Employees.  Buyer agrees to allow [************************], each of whom are employees of Seller and shall continue to be employees of Seller after the Effective Date (collectively the “Accounting Employees”), to maintain workspaces in the Leased Premises through September 30, 2007 at no charge to Seller for such workspace in order to perform certain accounting services for Seller.  Seller agrees to be responsible for all payroll, benefits and other employee-related expenses associated with the Accounting Employees.

(B)           CMS Conversion.  Seller agrees that, effective as of the Effective Date, and continuing until the later of September 30, 2007, or the date that the Accounting Employees vacate the Leased Premises (the “Expiration Date”), neither Buyer nor Cleveland Buyer shall be liable for any monthly fees, under their franchise agreements or otherwise, for the use of Seller’s ASP or Center Management System (“CMS”), provided that Buyer and Cleveland Buyer shall have transitioned to a local model CMS by such Expiration Date.  Subsequent to the Expiration Date, Buyer and Cleveland Buyer shall be liable for Seller’s standard local CMS fees.  Seller further agrees that Seller will provide, or cause to be provided to Buyer and Cleveland Buyer, at Seller’s sole expense, all user licenses, software and associated data necessary for Buyer and Cleveland Buyer to transition from Seller’s ASP system and have CMS for their Chicago and Cleveland territories installed at Buyer’s or its Affiliate’s facility in Livonia, Michigan.

(C)           Seller agrees to rent five (5) classrooms to Buyer at the facilities leased to Seller under its occupancy lease covering the leased premises at 2 North LaSalle, Seventh Floor, Chicago, Illinois (the “LaSalle Lease”) at a rate of $2,338 per week for a period to be designated by Buyer of up to four (4) weeks.  If the landlord under the LaSalle Lease elects to take back the leased premises prior to the expiration of the room rental, the room rental contemplated hereby shall terminate.  The room rental shall terminate not later than the date that Seller must surrender possession of the leased premises under the LaSalle Lease to the landlord.  Seller shall give the landlord written notice of its intention to assign the LaSalle Lease to Buyer as soon as practicable following the Effective Date.  If the landlord consents to the assignment within thirty (30) days following the Effective Date, Seller shall assign and Buyer shall assume the LaSalle Lease on substantially the same terms and the Parties assigned and assumed the Bryn Mawr Lease.

(D)          Within one (1) year following the Effective Date, Buyer shall assign to Seller its security deposit under the Facilities Lease, and Buyer, concurrently therewith, shall pay to Seller the value of the security deposit so assigned.

Section 6               Representations And Warranties Of Seller And Parent.  Seller and Parent jointly and severally represent and warrant to Buyer as follows:

6.1           Organization and Existence.  Seller and Parent are Delaware corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all necessary corporate power to own its assets (including the Purchased Assets) and to operate its business (including the Business) as now owned and operated by them.  Seller is duly qualified and in good standing under the laws of the State of Illinois and in any other jurisdiction wherein the nature of the activities conducted or the character of the assets owned require such qualification or licensing, and where a failure to be so qualified or licensed would adversely affect (i) the value of the Purchased Assets, or (ii) the amount of the Assumed Liabilities.  Neither Seller nor Parent conducts any of the Business through any subsidiary, joint venture, partnership, or other Affiliate; and Seller does not maintain any offices, places of business, or personnel assigned to locations outside of the State of Illinois.

6.2           Authority.  Seller and Parent have the full legal right, power, capacity, and authority required to enter into and perform their obligations under this Agreement and the Ancillary Agreements.  All approvals of Seller’s and Parent’s board of directors or other governing body required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements by such Parties has been obtained and, assuming due execution and delivery by Buyer and M&J, this Agreement and the Ancillary Agreements represent the legal, valid and binding obligations of Seller and Parent that are enforceable against them in accordance with their respective terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, and (ii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

6.3           Title.  Seller has good and marketable title to, or a valid leasehold or licensed interest in, all of the Purchased Assets and such Purchased Assets are free and clear of any Liens (including Liens for Taxes) other than the Permitted Liens.

6.4           No Breach; Required Approvals.  The execution and delivery by Seller and Parent of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby, and the performance of Seller’s and Parent’s obligations under this Agreement and the Ancillary Agreements:

(A)          will not violate (i) any provision of Seller’s or Parent’s charter or bylaws, (ii) any statutes, laws, regulations, rules, injunctions, orders, decrees, judgments or rulings of any judicial or governmental body applicable to Seller or Parent , or (iii) except to the extent that any third party consent or approval is required to convey same to Buyer as disclosed on Schedule 6.4(B), any provision of any Facilities Lease, Software license or Assigned Contract; and

(B)           except as shown on Schedule 6.4(B) attached hereto, will not require Seller or Parent to obtain any consents or approvals of, or make any filings with or give any notices to, any governmental bodies or any other person and will not violate, result in the breach of, or constitute (or with notice or lapse of time or both, constitute) a default under any Contract, lease, license, permit or other agreement to which Seller or Parent is a party or is bound.

6.5           Books and Records.  The books of account and other Records of Seller, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices.

6.6           Tax Matters.  Except as disclosed on Schedule 6.6:

(A)          Seller has duly filed all Returns required to be filed by Seller in connection with the Business.  All such Returns are true, complete and correct, and all Taxes (whether or not shown on any Return) due in connection with such Returns or otherwise due have been paid in full or adequate provision for their payment has been made in the Most Recent Financial Statements.

(B)           Claims and Assessments.  There are no pending issues raised in an examination by any taxing authority that might give rise to claims for Taxes or assessments upon, and there are no Tax liens outstanding or, to the best of Seller’s or Parent’s Knowledge, threatened against, the Purchased Assets.  No issue has been raised in writing by any taxing authority in connection with an audit or examination of any Return in connection with the Business that, if raised with regard to any other Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Return.  No taxing authority in a jurisdiction where Seller does not file Returns has made a claim, assertion or threat in writing that Seller is or may be subject to taxation in such jurisdiction in connection with the Business.

(C)           Withholding Taxes.  Seller has withheld and paid, or caused to be paid to the proper taxing authority, all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(D)          Taxes Relating to Transaction.  The transactions contemplated herein are not subject to Tax withholding under any provisions of law.  The Party responsible under applicable law shall be solely responsible for the payment of all sales, use and similar Taxes which may be imposed by reason of any transfers provided for in this Agreement.

6.7           Financial Matters

(A)          Financial Statements Delivered to Buyer.  At Schedule 6.7(A) are the following financial statements of Seller (“Financial Statements”): (i) unaudited income statements and balance sheets for the periods from January 1, 2004 through December 31, 2004, January 1, 2005 through December 31, 2005 and January 1, 2006 through December 31, 2006, and (ii) the unaudited income statement and balance sheet for the period from January 1, 2007 through February 28, 2007 (the “Most Recent Financial Statements”).  The Financial Statements

are complete and correct in all material respects, were prepared in accordance with GAAP (except the Most Recent Financial Statement are subject to changes resulting from normal year-end adjustments and subject to the absence of footnotes) consistently applied throughout the periods covered thereby, present fairly the financial condition, results of operations and cash flows of Seller as of such dates and for the periods covered thereby, and have been prepared from and are in accordance with the books and Records of Seller.

(B)           Accounts Payable.  At Schedule 6.7(B) is a true and complete current listing of all of the Accounts Payable of Seller, showing as to each the aging, amount and name of the creditor.

(C)           Unredeemed Coupons.  At Schedule 6.7(C) is a true and complete current listing of all of the unredeemed but prepaid coupons sold by Seller which remain outstanding and in respect to which Seller is obligated to deliver training.  Such listing reflects the expiration date as to each.  To the Knowledge of Seller and Parent, there exists no further or additional obligations of Seller to deliver training for which payment has been received or prepaid.

6.8           No Other Liabilities.  Except for the Assumed Liabilities and the Liabilities specifically listed on Schedule 6.8, there is no Liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such Liability or obligation, with regard to the Business.  To the Knowledge of Seller and Parent, no supplier, client or customer intends to make a reduction in its present level of business conducted with the Business after the Effective Date, either as a result of this Agreement and the transactions contemplated hereby or for any other reason.

6.9           Purchased Assets.  The only real property at which Seller conducts operations relating to its Business, or which are otherwise leased or used by Seller or its Affiliates in connection with the Business, are the Leased Premises.  Except for those items of Tangible Personal Property identified on Schedule 6.9, all Tangible Personal Property is (and will be as of the Effective Date) physically located at the Leased Premises.  To the extent any Tangible Personal Property included in the Purchased Assets is located at any other location, Seller shall, at its sole cost and expense, promptly move same to the Leased Premises or whichever thereof is designated by Buyer.  Each item of Tangible Personal Property is in good operating condition, normal wear and tear excepted.  The Purchased Assets constitute all of the assets, rights and properties necessary to conduct the Business as presently conducted.

6.10         Legal Compliance; Permits

(A)          Compliance With Law.  Except as set forth on Schedule 6.10(A), the Business is in compliance in all material respects with all applicable laws (including statutes, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, and rulings) of federal, state, local, and foreign governments and all agencies thereof (including, but not limited to, laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, environment, safety and health, wages, hours and terms and conditions of employment); and neither Seller nor Parent has any Knowledge of circumstances which are likely to result in a violation of any of the foregoing.  The foregoing includes, but is not limited to, all laws relating to the protection of the environment, laws relating to discrimination in the work place, laws relating to the use of proprietary computer software, and laws governing the reporting, withholding or payment of payroll, income, franchise or excise taxes.

(B)           Governmental Permits.  Except as shown at Schedule 6.10(B), the Governmental Permits to be conveyed to Buyer comprise all of the permits, concessions, grants, franchises, licenses, filings, authorizations and approvals required from any governmental division or agency which are necessary for the conduct of the Business.  A complete and correct list of the Governmental Permits is shown at Schedule 6.10(B) and, except as shown on said Schedule: (i) Seller is in compliance with the respective terms and conditions of all such Governmental Permits; and (ii) there are no proceedings pending or, to the Knowledge of Seller or Parent, threatened which may result in the revocation, cancellation, suspension or adverse modification of any Governmental Permit; and (iii) the consummation of the transactions provided for in this Agreement will not result in any revocation, cancellation, suspension or adverse modification of any Governmental Permit.

6.11         Receivables. At Schedule 6.11 is a true and complete current listing of all of the outstanding Receivables, showing as to each the aging, amount and name of the account debtor.  All Receivables reflected in the Financial Statements and which will be reflected in the Closing Balance Sheet represent or will represent valid obligations arising from bona fide sales actually made or services actually performed by Seller in the Ordinary Course.  All Receivables of Seller as of the Closing will be reflected in the Closing Balance Sheet.  Subject to any reserves reflected in the Financial Statements or to be reflected in the Closing Balance Sheet, Seller has not received written notice of any contest, claim, defense or right of setoff with respect to the amount or validity of any Receivable.  The reserves in the Financial Statements and in the Closing Balance Sheet against the Receivables for returns, allowances, chargebacks, and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied.

6.12         Intellectual Property.

(A)          Except as disclosed on Schedule 6.12(A) and except for Intellectual Property validly licensed to Buyer by Franchisor pursuant to the Franchise Agreement, Seller owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted including, without limitation, all Intellectual Property used in any service, product, technology or process (i) currently being used, published or marketed by Seller or (ii) currently under development for possible future publication, marketing or other use by Seller.  Each item of Intellectual Property owned or used by Seller in connection with the Business immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing (except that any Intellectual Property licensed to Buyer pursuant to the Franchise Agreement shall be subject to the terms of the Franchise Agreement).  Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses in connection with the Business.

(B)           Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller’s or Parent’s Knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller.

(C)           Seller has delivered to Buyer true and complete copies of all licenses, sublicenses, agreements, and permissions (as amended to date) for each item of Intellectual Property that any third party owns and that Seller uses in connection with the Business.

(D)          Except as set forth on Schedule 6.12(D), the Software used by Seller and comprising a part of the Purchased Assets is all thereof which is necessary to be assigned hereunder in order to enable Buyer to conduct the Business on and after the Effective Date in a manner consistent with the manner in which the Business is presently conducted and has been conducted during the year prior to the Effective Date, and without infringing upon or conflicting with the rights of any other Person.  Neither Seller nor Parent has any Knowledge of any infringement or improper use by any third Person of the Software of Seller.

6.13         Assigned Contracts.  At Schedule 6.13 is a list of all the Assigned Contracts.  Except as reflected on Schedule 6.13:

(A)          The Assigned Contracts are, and on the Effective Date will be, in full force and effect and there does not exist, and will not exist, any default or event or condition which, after notice or lapse of time or both, would constitute a default thereunder by Seller or, to the best of Seller’s and Parent’s  Knowledge, by any other Person.

(B)           Neither Seller nor Parent has received notice that any Person who is a party to any of the Assigned Contracts intends to cancel or terminate such agreements, or to discontinue or materially decrease the amount of business it does with Seller; and no party has repudiated any provision of any Assigned Contract.

(C)           At Schedule 6.13 are true and complete copies of each written agreement (as amended to date) listed on Schedule 6.13 and a written summary setting forth the terms and conditions of each oral agreement referred to on Schedule 6.13.

6.14         Litigation.  Except as set forth on Schedule 6.14, (A) there are no pending or, to the Knowledge of Seller or Parent, threatened claims or Actions, whether initiated by Seller or other Persons, before any court, arbitrator or Governmental Authority, administrative or regulatory agency which involve Seller, the Business or any of the Purchased Assets or Assumed Liabilities; and (B) there is no outstanding or unsatisfied writ, order, judgment, stipulation, injunction, decree, determination, award or other order of any court, arbitrator or governmental agency or instrumentality, domestic or foreign, against Seller or Parent that adversely affects or involves any of the Purchased Assets, the Assumed Liabilities or the Business.

6.15         Employees and Compensation.

(A)          Shown on Schedule 6.15(A) is a list of the name of each employee, sales agent or other Person, separately identified as to part-time or full-time, who is currently employed in the Business by Seller, together with each Person’s job classification, date of hire, and current rate of compensation (or method for computing same).  All employees of Seller are “at will” employees whose employment may be terminated by Seller at any time, with or without notice or cause.

(B)           Schedule 6.15(B) hereto lists all compensation and benefit plans, contracts and arrangements maintained, sponsored or participated in by Seller or any of its Affiliates in connection with the Business and in effect as of the date hereof including, without limitation, all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans and employee welfare plans as defined in Section 3(1) of ERISA that are sponsored by Seller or any of its Affiliates and in which any employees of Seller participate (collectively, “Employee Benefit Plans”).

(C)           As to Employee Benefit Plans sponsored by Seller or its Affiliates that are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans sponsored by Seller or its Affiliates are tax qualified under Section 401(a) of the Code, are not currently under examination by, nor are any matters pending before, the Internal Revenue Service, the Employee Benefits Security Administration or any quasi-government agency, are not subject to any claim, suit or arbitration (other than routine claims for benefits), are not subject to the minimum funding standards of Code Section 412, are in compliance with and have been administered in accordance with their terms and in compliance with all applicable requirements of law, including, but not limited to, the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plans that could subject Seller or its Affiliates to a tax or penalty under Code Section 4975 or ERISA Section 502(i).

(D)          Neither Seller nor any of its Affiliates has incurred any Liability under Title IV of ERISA that has or could, after the Effective Date, become a Lien upon any of the Purchased Assets pursuant to ERISA Section 4068.

(E)           Neither Seller nor any of its Affiliates is or has ever been required to contribute to any “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA, in which any employees of Seller in connection with the Business participate.

(F)           Except as set forth in Schedule 6.15(F), no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for period extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any pension plan.

(G)           For the purposes of this Section 6.15, Seller shall include all trades or business under common control with Seller as provided in the regulations under Code Section 414(c).

6.16         Environmental Matters.  Seller at all times has complied with and currently is in compliance with all Environmental Laws.  The Business has been conducted by Seller and the condition of the Purchased Assets and the Leased Premises is and at all times has been in compliance with all requirements of all Environmental Laws.

6.17         Brokers’ Fees.  Seller does not have, and shall not have, any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

Section 7               Representations of Buyer And M&J.

7.1           Buyer.  Buyer represents and warrants to Seller as follows:

(A)          Organization and Existence.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Michigan.

(B)           Authority and Binding Effect.  Subject to receipt of any approvals required to be obtained from ISBE for which provision is made in Section 4.3(D) hereof, Buyer has the full legal right, power, capacity, and authority required to enter into and perform its obligations under this Agreement and the Ancillary Agreements and the execution of this Agreement and the Ancillary Agreements have been duly authorized.  Assuming due execution and delivery by Seller and Parent, this Agreement and the Ancillary Agreements represent legal, valid and binding obligations of Buyer that are enforceable against it in accordance with their respective terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, and (ii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

(C)           Noncontravention; Consents Required.  Neither the execution and the delivery of this Agreement or of any other agreements and documents to be executed pursuant hereto, nor the consummation of the transactions contemplated hereby, will conflict with or violate any provision of (i) any statute, law, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or any of its assets is subject, or (ii) any provision of the organizational documents governing the affairs of Buyer, or (iii) conflict with or constitute a default (or, with notice or lapse of time or both, would become a default) under any promissory note, mortgage, bond, instrument, indenture, agreement, contract, lease, license, permit, instrument, or other arrangement to which Buyer is a party or by which it is bound, or (iv) except as contemplated in Section 4.3(D), require the giving of any notice to, any filing with, or obtaining any comment or approval from any Person.

(D)          Brokers’ Fees.  Buyer does not have, and shall not have, any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

7.2           M&J.  M&J represents and warrants to Seller as follows:

(A)          Ownership of Buyer.  New Horizons of Michigan Holding Corporation, a Michigan corporation, owns 100% of the issued and outstanding capital stock of Buyer.

(B)           Binding Effect.  Assuming due execution and delivery by Seller and Parent, this Agreement represents a legal, valid and binding obligation of M&J (with respect only to those provisions hereof that are specifically applicable to M&J) that is enforceable against M&J in accordance with its terms, subject to (i) as to enforceability, bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally, (ii) the obtaining of any approvals or consents required in connection herewith and as provided for therein, and (iii) general equitable principles and to the discretion of the court before which any proceedings seeking the remedy of specific performance and injunctive and other forms of equitable relief may be brought.

(C)           Brokers’ Fees.  M&J does not have, and shall not have, any liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

Section 8               Indemnification

8.1           Indemnity by Buyer and M&J.

(A)          Buyer shall indemnify, hold harmless and defend Seller and its Affiliates, and their respective shareholders, members, managers, directors, officers, agents and employees (each, a “Seller Indemnified Party”), from and against any cause of action, claim, Loss or Liability arising out of or resulting in any way from any breach or violation of the representations and warranties set forth in Section 7.

(B)           Buyer shall indemnify, hold harmless and defend each Seller Indemnified Party from and against any cause of action, claim, Loss or Liability arising out of or resulting in any way from: (i) any breach of any covenant of Buyer set forth in this Agreement; (ii) any Liability which relates to and is based upon the operation of the Business or the Purchased Assets after the Effective Date, except for any Liability as shall arise from a breach of Seller’s representations, warranties or covenants set forth in this Agreement; (iii) a claim of unlawful discrimination by Buyer asserted by a former employee of Seller as set forth in Section 4.5(a); and (iv) the failure of Buyer to fully and adequately pay, perform or observe the requirements of the Assumed Liabilities, including the Training Obligations.

(C)           M&J shall indemnify, hold harmless and defend each Seller Indemnified Party from and against any cause of action, claim, Loss or Liability arising out of or resulting in any way from any breach or violation of the representations and warranties set forth in Section 7.2.

8.2           Indemnity by Seller and Parent.  Subject to the limitations set forth in Section 8.4, Seller and Parent jointly and severally shall indemnify, hold harmless and defend Buyer and its Affiliates, and their respective shareholders, members, managers, directors, officers, agents and employees (each, a “Buyer Indemnified Party”) from and against any cause of action, claim, Loss or Liability arising out of or resulting in any way from: (i) any breach or violation of the representations and warranties set forth in Section 6; (ii) any breach of any covenant of Seller or Parent set forth in this Agreement; (iii) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Purchased Assets prior to the Effective Date, including the Retained Liabilities; and (iv) the matter disclosed in Schedule 6.14.

8.3           Indemnification Procedure.

(A)          Notification of Claim.  Any person seeking indemnification under Section 8.1 or Section 8.2 (the “Indemnified Party”) shall promptly notify the other party or parties from whom indemnification is being sought (the “Indemnifying Party”) in writing of any claim or demand for which the Indemnified Party is asserting an indemnification claim.  Such notice shall be accompanied by a reasonably full description of the basis for such claim or demand, a reference to the provisions of this Agreement under which liability is asserted and a statement as to the known amount of the loss or damage (or, if not known, an estimate thereof if a reasonable basis exists for estimating the same); provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party for any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.

(B)           Defense of Legal Actions.  If the claim which is the subject of any notification given pursuant to Section 8.3(A) is based on a legal action filed by any third person (a “Third Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, provided that within fifteen (15) days after receipt of such written `notice the Indemnifying Party confirms in writing its responsibility therefor and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to have the right to take over the defense thereof with counsel reasonably satisfactory to the Indemnified Party

(1)           If the Indemnifying Party elects to take over the defense of such Third Party Claim, then: (aa) it shall keep the Indemnified Party informed as to the status thereof and promptly provide copies of pleadings and other filings in the case; (bb) the Indemnifying Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate, provided that the consent of the Indemnified Party to any settlement or disposition shall be required if (x) it results in any liability to or equitable relief against the Indemnified Party not fully satisfied by the Indemnifying Party, (y) the result would in any way restrict the future activity of the Indemnified Party or any of its Affiliates or (z) it would result in the admission or finding of a violation of law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; and (cc) the Indemnified Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost; provided, however, that the Indemnifying Party shall be liable for the Indemnified Party’s legal expenses if the Indemnified Party determines in good faith that the incurrence of the same is appropriate in light of defenses not available to the Indemnifying Party, conflicts of interest or other similar circumstances.

(2)           If the Indemnifying Party does not elect to take over the defense of such Third Party Claim, then:  (aa) the Indemnified Party shall keep the Indemnifying Party informed as to the status thereof and promptly provide copies of all pleadings and other filings in the case; (bb) the Indemnified Party shall have the sole right to contest, settle or otherwise dispose of such Third Party Claim on such terms as the Indemnified Party, in its sole discretion, shall deem appropriate; (cc) the Indemnifying Party shall have the right to participate jointly in the defense of such Third Party Claim, but shall do so at its own cost; and (dd) the Indemnified Party may preserve its rights to indemnification for the recovery of any Losses arising from such Third Party Claim or the costs of defending the same, including, without limitation, reasonable attorney’s fees.  The reimbursement of fees, costs and expenses required by this Section 8 shall be  made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred.

(3)           The Indemnified Party and the Indemnifying Party shall cooperate with each other in the defense of any Third Party Claim.

8.4           Limitation on Seller and Parent’s Indemnity Liability.  Notwithstanding the provisions of Section 8.2, the right of the Buyer Indemnified Parties under this Agreement and the Buyer Indemnified Parties under the Cleveland Agreement to recover damages from Seller, Cleveland Seller or Parent on account of the obligation of Seller, Cleveland Seller and Parent to indemnify or hold harmless the Buyer Indemnified Parties under this Agreement and the Buyer Indemnified Parties under the Cleveland Agreement with respect to a breach or violation of the representations and warranties set forth in Section 6 of this Agreement or the Cleveland Agreement, respectively, (as set forth in Clause (i) of Section 8.2) shall be limited to the aggregate amount of [**********] (the “Cap”); provided that the Cap shall not apply in the event of a breach or violation of the warranties and representations set forth in Sections 6.1, 6.2, 6.3 or 6.4(A) of this Agreement or the Cleveland Agreement; provided further, that, subject to the Cap, the Buyer Indemnified Parties under this Agreement and the Buyer Indemnified Parties under the Cleveland Agreement may enforce their right to indemnification directly against Seller, Cleveland Seller or Parent or, at their option, exercise the right to setoff or recoup from any Royalty Payments due by any of them or their Affiliates to Franchisor or its Affiliates, from time to time, pursuant to the Franchisor Consent.

8.5           Exclusivity of Remedies.  The Parties hereby acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (other than a claim for fraud or for specific performance of the terms of this Agreement) shall be pursuant to, and limited by, the indemnification provisions set forth in this Section 8.

Section 9               Miscellaneous

9.1           Notices.  All notices with respect to this Agreement will be in writing and sent by hand delivery, overnight delivery via a national courier service, certified mail or facsimile to the Parties at their addresses or facsimile numbers as follows:

If to Seller or Parent:

New Horizons Computer Learning Center of Chicago, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 650

Anaheim, CA  92806

Tel:  (714) 940-8000

Fax:  (714) 938-6007

If to Buyer or M&J:

NH Chicago, LLC
14115 Farmington Road
Livonia, MI  48154
Tel:  (734) 525-1501
Fax:  (734) 525-1401

The date of giving of any such notice shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified mail, (iii) the day after delivery to the overnight courier service if sent thereby, and (iv) the date of telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

9.2           Entire Agreement; Assignment.  This Agreement, together with the Exhibits and Schedules provided for herein and attached hereto, represents the entire agreement and understanding between the Parties and supersedes all prior or contemporaneous agreements, promises or understandings, verbal or written, including, without limitation, that certain non-binding letter of intent dated as of January 24, 2007 between Parent and an Affiliate of Buyer.  This Agreement is and shall be binding on each Party and its or his respective successors, heirs and permitted assigns.  Except for any assignment by Buyer to any Affiliates of Buyer or to any Person that acquires the business of Buyer (whether through merger, share exchange, stock purchase, acquisition of substantially all of the assets or other similar transaction), this Agreement may not be assigned without the written consent of the other Party, and may only be amended by a written agreement signed by authorized representatives of all Parties.

9.3           Waiver.  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

9.4           Survival of Representations and Warranties. All of the representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or document delivered pursuant to this Agreement shall survive the Closing and continue until the expiration of the applicable statute of limitations and shall be deemed to have been relied upon and shall not be affected in any respect by the Closing, any investigation conducted by any Party hereto or by any information that any Party may receive.

9.5           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

9.6           Facsimile Signatures.  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

9.7           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and to be performed entirely within the State of Michigan without giving effect to conflicts of laws principles.

9.8           Headings; Definitions.  Captions, titles and headings to sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.  All references in this Agreement to “Section” or “Paragraph” refer to the corresponding sections or paragraphs of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof.  All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms.  Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require.

9.9           Dispute Resolution.

(A)          Negotiation.  In the event of any dispute or disagreement between any of the Parties hereto as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto (“Dispute”), such Dispute, upon the written request of any Party hereto, shall be referred to the chief executive officers of each Party.  The chief executive officers shall promptly meet in good faith to resolve the Dispute.  If the chief executive officers do not agree upon a decision within thirty (30) calendar days after the reference of the matter to them, any party hereto shall be free to exercise the remedies available to it under Section 9.9(B).

(B)           Arbitration.  The parties hereto agree that if a Dispute arises between them that is not resolved by good faith negotiation as provided in Section 9.9(A), then such Dispute, upon ten (10) days’ prior written notice from one party to the other of its intent to arbitrate (an “Arbitration Notice”), shall be submitted to and settled exclusively by final and binding arbitration in lieu of any judicial proceeding; provided, however, that nothing contained in this Section 9.9 shall preclude any party hereto from at any time seeking or obtaining from a court of competent jurisdiction (a) injunctive relief, or (b) equitable or other judicial relief to specifically enforce the provisions hereof or to preserve the status quo ante pending resolution of Disputes hereunder. Subject only to the foregoing, no such Dispute shall be made the subject of an action in a court of law or equity by any party hereto but shall be submitted to arbitration and finally determined in accordance with the provisions of this Section 9.9(B). Such arbitration shall be conducted by the American Arbitration Association in Chicago, Illinois before three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association existing at the date of submission of the Dispute to arbitration; provided, however, the parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure. If an arbitrator so selected becomes unable to serve, his or her successor shall be similarly selected or appointed.  All arbitration hearings shall be conducted on an expedited schedule commencing not later than one hundred twenty (120) days following selection of the arbitrators, and all proceedings shall be confidential. Any party may at its expense make a stenographic record thereof.  Each party shall pay its own expenses and each party shall pay one-half of the costs and expenses of the arbitrators and the American Arbitration Association. Any arbitration award shall be binding and enforceable against the parties hereto and judgment may be entered thereon in any court of competent jurisdiction.

9.10         Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.11         Third Parties.  Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the Parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.

9.12         Severability.  In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law.  To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Asset Purchase Agreement as of the date first written above.

SELLER:

NEW HORIZONS COMPUTER LEARNING
CENTER OF CHICAGO, INC.

By:
Mark A. Miller
Chief Executive Officer

PARENT:

NEW HORIZONS WORLDWIDE, INC.

By:
Mark A. Miller
Chief Executive Officer

BUYER:

NH CHICAGO, LLC

By:
Mark McManus, Jr.
Chief Executive Officer
M&J:

M&J L.L.C.

By:
Mark McManus, Jr.
Chief Executive Officer

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is made for the consideration provided for in, and pursuant to the requirements of, a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF CHICAGO, INC., a Delaware corporation (“Assignor”), and NH CHICAGO, LLC, a Michigan limited liability company (“Assignee”).

WITNESSETH:

WHEREAS, pursuant to the Agreement, Assignee desires to purchase and acquire from Assignor all of the Assignor’s right, title and interest in, or arising under or pursuant to, those certain agreements defined in the Agreement as the “Assigned Contracts”, being those (excluding, for these purposes, the Facilities Leases) identified on the Attachment hereto, as a consequence of which the Assignee is willing to assume Assignor’s obligations, responsibilities and liabilities under the said Assigned Contracts which accrue from and after the date hereof in accordance with the terms hereof and the Agreement;

NOW, THEREFORE:

1.             Assignor hereby assigns, transfers and conveys to Assignee, all of Assignor’s right, title and interest in, to and under the Assigned Contracts as defined in the Agreement and identified on the Attachment hereto effective as of the date hereof.

2.             Assignee does hereby accept the foregoing assignment and does hereby assume, and agree to perform and be bound by, all of the covenants, conditions, obligations and liabilities of Assignor under the said Assigned Contracts which accrue after the date hereof; provided that, notwithstanding anything to the contrary, Assignee does not assume, and shall not be responsible for, any of Assignor’s obligations, responsibilities or liabilities which arise from (i) defaults under any of the Assigned Contracts or breaches thereof on or prior to the date hereof; or (ii) events occurring on or prior to the date hereof, which, after notice or lapse of time or both, would constitute a default or breach, in each case whether or not a claim for such default or breach is made prior to or following the date hereof.

(Signatures on Next Page)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered as of the Effective Date provided for in the Agreement.

ASSIGNOR:	ASSIGNEE:

NEW HORIZONS COMPUTER LEARNING	NH CHICAGO, LLC
CENTER OF CHICAGO, INC.

By:	By:
Mark A. Miller	Mark McManus, Jr.
Chief Executive Officer	Chief Executive Officer

ATTACHMENT

TO

ASSIGNMENT AND ASSUMPTION AGREEMENT

The following is a listing of the Assigned Contracts, including the Customer Contracts but excluding the Facilities Leases, to be and herewith assigned to the Assignee.  To the extent in writing, there is attached hereto a true and complete copy of each of the Assigned Contracts.

EXHIBIT B-1

ASSIGNMENT OF LEASE

STATE OF ILLINOIS	)
	)	ASSIGNMENT OF LEASE
COUNTY OF COOK	)

FOR VALUABLE CONSIDERATION, and in consideration of the agreements of the parties set forth in a certain Asset Purchase Agreement (“Agreement”) of even date herewith by and between NEW HORIZONS COMPUTER LEARNING CENTER OF CHICAGO, INC., a Delaware corporation (herein called “ASSIGNOR”), and NH CHICAGO, LLC, a Michigan limited liability company (herein called “ASSIGNEE”), the undersigned ASSIGNOR does hereby set over, transfer, sell and assign unto ASSIGNEE all of ASSIGNOR’S right, title and interest in and to the following described Office Lease Agreement (the “Facilities Lease”) entered into by and between ASSIGNOR, as tenant, and the landlord named below:

Name of Landlord:	8550 Bryn Mawr, L.L.C.

Address of Premises:	8550 West Bryn Mawr, Chicago, IL

Date of Lease:	May 21, 1999

Amendments:	First Amendment to Office Lease dated November 4, 2005

ASSIGNOR warrants that it has full title to the foregoing leasehold estate, the Facilities Lease is in full force and effect, no condition or state of facts exists which (with or without the giving of notice and/or the lapse of time) would constitute a default by ASSIGNOR or, to the Knowledge (as defined in the Agreement) of ASSIGNOR, by any other party to the Facilities Lease, and ASSIGNOR has the power and right to assign its rights as herein provided (subject to the approval of the landlord above named).

By its execution below, ASSIGNEE agrees to assume, and to pay, perform and abide by, all of the obligations, indebtedness, terms, provisions and conditions undertaken to be paid, performed or complied with by ASSIGNOR under or pursuant to the Facilities Lease at any time after the date hereof; provided that, notwithstanding anything to the contrary, Assignee does not assume, and shall not be responsible for, any obligations, indebtedness or liabilities which arise from (i) defaults under the Facilities Lease or breaches thereof on or prior to the date hereof; or (ii) events occurring on or prior to the date hereof, which, after notice or lapse of time or both, would constitute a default or breach, in each case whether or not a claim for such default or breach is made prior to or following the date hereof.

(Signatures on Next Page)

IN WITNESS WHEREOF, the undersigned parties have executed this Assignment of Lease effective as of the 31st day of March, 2007.

ASSIGNOR:

NEW HORIZONS COMPUTER LEARNING CENTER OF CHICAGO, INC.

By:
Mark A. Miller
Chief Executive Officer

ASSIGNEE:

NH CHICAGO, LLC

By:
Mark McManus, Jr.
Chief Executive Officer

EXHIBIT C

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, New Horizons Computer Learning Center of Chicago, Inc., a Delaware corporation (“Seller”), hereby sells, conveys, transfers, assigns and delivers to NH Chicago, LLC, a Michigan limited liability company (“Buyer”), all of Seller’s right, title and interest in and to the Purchased Assets as such term is defined in that certain Asset Purchase Agreement (“Agreement”) dated as of March 31, 2007 by and among, inter alia, Buyer and Seller.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever, free and clear of all Liens other than any Permitted Liens (each of which terms being as defined in the Agreement).

This Bill of Sale is delivered pursuant to and is subject to and governed by the terms and conditions of the Agreement. The representations, warranties and covenants as set forth in the Agreement shall survive delivery of this Bill of Sale as set forth in the Agreement.

This Bill of Sale is ancillary to the Agreement, and in the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall govern.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the 31st day of March 2007.

NEW HORIZONS COMPUTER LEARNING CENTER OF CHICAGO, INC.

By:
Mark A. Miller
Chief Executive Officer